MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Deltron Inc, of our report dated November 21, 2007 on our audit of the financial statements of Deltron Inc as of September 30, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for September 30, 2007 and 2006 and from inception on September 14, 2005 through September 30, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

December 17, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501